UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RXi PHARMACEUTICALS CORPORATION

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1500 West Park Drive, Suite 210,

Westborough, MA 01581

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 7, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), which will be held on June 7, 2013, at 10:00 a.m. local time, at the OTC Market Group’s corporate headquarters at 304 Hudson Street, 3rd Floor, New York, New York 10013. Only stockholders who held stock at the close of business on the record date, April 18, 2013 (the “Record Date”), may vote at the Annual Meeting, including any adjournment or postponement thereof.

At the Annual Meeting, you will be asked to consider and vote upon: (1) the election of five directors; (2) the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; (3) an advisory (non-binding) vote on the Company’s executive compensation; (4) an advisory (non-binding) vote on the frequency of future votes on the Company’s executive compensation; (5) the amendment and ratification of the 2012 RXi Pharmaceuticals Corporation Long Term Incentive Plan; and (6) the transaction of any other business that may properly come before the meeting or any adjournment thereof. Pursuant to the Company’s bylaws, no other items of business are expected to be considered at the meeting and no other director nominees will be entertained.

The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each nominee and proposal described in the Proxy Statement.

We are pleased to make use of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders via the Internet. We believe the ability to deliver proxy materials electronically allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact from the distribution of our Annual Meeting materials.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Geert Cauwenbergh, Dr. Med. Sc.
President and Chief Executive Officer

April 26, 2013

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE VIA THE INTERNET OR OVER THE TELEPHONE AS INSTRUCTED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS AND ON THE ENCLOSED PROXY CARD OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THE PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY.

1500 West Park Drive, Suite 210,

Westborough, MA 01581

PROXY STATEMENT FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2013

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of RXi Pharmaceuticals Corporation (“RXi” or the “Company”) for use at the Company’s 2013 annual meeting of stockholders (the “Annual Meeting”), to be held at the OTC Market Group’s corporate headquarters at 304 Hudson Street, 3rd Floor, New York, New York 10013, on June 7, 2013, at 10:00 a.m. local time. This proxy statement is being made available via the Internet on April 26, 2013 and the mailing date of the Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders will be on or about April 26, 2013.

The Notice instructs you as to how you may access and review important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

For a proxy to be effective, it must be properly executed and received prior to the Annual Meeting. Each proxy properly tendered will, unless otherwise directed by the stockholder, be voted for the proposals and nominees described in this Proxy Statement and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners who request printed copies of these materials and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies by telephone, facsimile, or personal solicitation; however, we will not pay them additional compensation for any of these services.

Shares Outstanding and Voting Rights

Only holders of record of our common stock (“common stock”) at the close of business on April 18, 2013 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 324,917,908 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on all matters to be voted upon at the Annual Meeting. Holders of common stock do not have the right to cumulative voting in the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the Record Date will constitute a quorum for the transaction of business at the annual meeting and any adjournment thereof.

Persons who hold shares of RXi common stock directly on the Record Date (“record holders”) must return a proxy card or attend the annual meeting in person in order to vote on the proposals. Persons who hold shares of RXi indirectly on the Record Date through a brokerage firm, bank or other financial institution (“beneficial holders”) must return a voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial holders may either vote these shares on behalf of the beneficial holders or return a proxy leaving these shares un-voted (a “broker non-vote”).

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the annual meeting is described below:

Proposal No. 1 — Election of directors. Directors are elected by a plurality, with the five nominees obtaining the most votes being elected. Because there is no minimum vote required, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome. Under the plurality vote standard, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors.

Proposal No. 2 — Ratification of independent registered public accounting firm. This proposal must be approved by a majority of the votes cast on the matter affirmatively or negatively. As a result, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Proposal No. 3 — Advisory (non-binding) vote on executive compensation. Because this proposal is an advisory vote, there is there is technically no minimum vote requirement for the proposal.

Proposal No. 4 — Advisory (non-binding) vote on frequency of say-on-pay votes. Because this proposal is an advisory vote, there is there is technically no minimum vote requirement for the proposal.

Proposal No. 5 — Amendment and ratification of the 2012 RXi Pharmaceuticals Corporation Long Term Incentive Plan. This proposal must be approved by a majority of the votes cast on the matter affirmatively or negatively. As a result, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

We encourage you to vote by proxy, whether via telephone, through the Internet or mailing an executed proxy card. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the annual meeting. Any record holder of our common stock may attend the annual meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy;

•	delivering a written revocation to the corporate secretary before the meeting; or

•	voting in person at the annual meeting.

Beneficial holders of our common stock who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution for information on how to do so. Beneficial holders who wish to attend the annual meeting and vote in person should contact their brokerage firm, bank or other financial institution holding shares of RXi on their behalf in order to obtain a “legal proxy,” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial holders cannot vote at the annual meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Amended and Restated Bylaws of the Company (the “Bylaws”) provide that the number of directors shall be not fewer than two and not more than five, with directors serving one year terms. The total Board size is currently fixed at five directors. Currently, the directors (whose terms expire at the 2013 annual meeting of stockholders) are Geert Cauwenbergh, Dr. Med. Sc., Keith L. Brownlie, Robert J. Bitterman, H. Paul Dorman, and Curtis A. Lockshin, Ph.D. Directors elected at the Annual Meeting will hold office until the 2014 annual meeting of stockholders and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Bylaws.

As described below, the Board has nominated Drs. Cauwenbergh and Lockshin and Messrs. Brownlie, Bitterman, and Dorman for reelection as directors at the Annual Meeting. All nominees have indicated their willingness to serve if elected. Should any nominee become unavailable for election at the Annual Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating Committee reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise.

After reviewing the qualifications of potential Board candidates, the Nominating Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating Committee, the Board nominated Drs. Cauwenbergh and Lockshin and Messrs. Brownlie, Bitterman, and Dorman for reelection as directors. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the annual meeting.

The Nominating Committee considers stockholder nominees using the same criteria set forth above. Stockholders who wish to present a potential nominee to the Nominating Committee for consideration for election at a future annual meeting of stockholders must provide the Nominating Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Stockholder Proposals.”

Although the Nominating Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

Nominees and Incumbent Directors

The Nominating Committee has recommended and the Board has nominated Drs. Cauwenbergh and Lockshin and Messrs. Brownlie, Bitterman, and Dorman to be reelected directors at the Annual Meeting. The following table sets forth the following information for these nominees and the Company’s: the year each was first elected a director of the Company, their respective ages as of the date of filing of this proxy statement, the positions currently held with the Company, and the year their current term will expire:

Nominee / Director Name and Year First Became a Director	Age	Position(s) with the Company	Year Current Term Expires
Nominees for Directors:
Geert Cauwenbergh, Dr. Med. Sc. (2012)	59	President, Chief Executive Officer, acting Chief Financial Officer and Director	2013
Robert J. Bitterman (2012)	62	Chairman of the Board of Directors	2013
Keith L. Brownlie (2012)	60	Director	2013
H. Paul Dorman (2013)	76	Director	2013
Curtis A. Lockshin, Ph.D. (2013)	52	Director	2013

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the 2013 annual meeting.

Geert Cauwenbergh, Dr. Med. Sc. was appointed to the Board of Directors and was elected as President and Chief Executive Officer of the Company on April 27, 2012. Prior to joining us, from June 2011 to April 2012, Dr. Cauwenbergh was active, through his consulting company Phases123 LLC, in advising various small biotech and healthcare companies. From July 2008 to June 2011, Dr. Cauwenbergh was the Chief Executive Officer of Rhei Pharmaceuticals HK Ltd, a Chinese company that licenses western drugs for development and commercialization in China, and Managing Director of the Center for Medical Innovation, a government subsidized center for translational medicine for the Belgian Region of Flanders. In February 2008 and May 2009, Dr. Cauwenbergh founded Phases123 LLC and Aramis LLC, a dermatology company, respectively. From 2002 to 2008, Dr. Cauwenbergh served as Chief Executive Officer and Chairman of Barrier Therapeutics, Inc., a publicly-traded biopharmaceutical company which he founded in 2001. Barrier, which focused on dermatology drug development, was acquired by Stiefel Laboratories, Inc. in 2008. Prior to founding Barrier, Dr. Cauwenbergh held a number of ascending senior management positions at Johnson & Johnson, where he was employed for 23 years. As Vice President, Research and Development for Johnson & Johnson’s Skin Research Center, he was responsible for the worldwide research and development of all skin care products for the Johnson & Johnson consumer companies. He is a member of the board of directors of Moberg Derma AB, a Swedish pharmaceutical company. In 2005, Dr. Cauwenbergh was inducted into the New Jersey High-Tech Hall of Fame, and, from 2009 to 2010, he served as Chairman of the Board of Trustees of BioNJ. He has authored more than 100 publications and has been a guest editor for numerous books addressing mycology and infectious diseases. Dr. Cauwenbergh received his Doctorate in Medical Sciences from the Catholic University of Leuven, Faculty of Medicine (Belgium), where he also completed his masters and undergraduate work. Based on Dr. Cauwenbergh’s understanding of the business through his role as our Chief Executive Officer and as an incumbent member of the Company’s Board of Directors, as well as his extensive experience in dermatology and company-building, the Nominating Committee concluded that Dr. Cauwenbergh has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

Keith L. Brownlie was appointed to the Board of Directors on June 18, 2012. Prior to joining us, Mr. Brownlie was employed by the accounting firm Ernst & Young from 1974 to 2010. At Ernst & Young, he served as audit partner for numerous public companies and was the Life Sciences Industry Leader for the New York Metro Area. Mr. Brownlie co-founded the New Jersey Entrepreneur of the Year Program and was co-chair of the BIONJ/PABIO Annual Symposium. Since his retirement from Ernst & Young in 2010, Mr. Brownlie has served as a member of the Board of Directors of EpiCept Corporation and Soligenix, Inc. EpiCeptis focused on the development and commercialization of pharmaceutical products for the treatment of pain and cancer; and Soligenix develops products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases and vaccines for certain bioterrorism agents. Mr. Brownlie currently serves as chairman of the Audit Committee of both companies. Mr. Brownlie received a B.S. in Accounting from Lehigh University and is a Certified Public Accountant. Based on Mr. Brownlie’s experience in the area of public company financial reporting, his responsibilities as an audit partner, which qualify him as a financial expert, and his membership on the board of directors of other public companies, the Nominating Committee concluded that Mr. Brownlie has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

Robert J. Bitterman was appointed to the Board of Directors on June 19, 2012. Prior to joining the Company, Mr. Bitterman was employed by Aventis S.A. and its predecessor companies from 1977 to 2004 where he held various positions of increasing responsibility in financial and commercial capacities. From 1994 to 2004, Mr. Bitterman served as the President and General Manager of Aventis’ Dermik Laboratories, a global, strategic business unit focused on therapeutic and aesthetic dermatology development and commercialization. From 2004 to 2005, Mr. Bitterman served as President and CEO for Isolagen, Inc., a publicly traded bioscience technology company which developed and commercialized autologous human fibroblasts targeting soft tissue enhancement. Since September 2005, Mr. Bitterman has served as the President & CEO of Cutanea Life Sciences, Inc., a wholly owned subsidiary of Maruho Company, LTD., which focuses on the development and commercialization of proprietary technologies to treat diseased and aging skin. Mr. Bitterman holds an A.B. degree in Economics from The College of the Holy Cross and a Master of Business Administration degree from Boston University. Based on Mr. Bitterman’s significant leadership roles, including Chief Executive Officer, his experience with development stage organizations, and his knowledge of dermatology and the pharmaceutical industry, the Nominating Committee concluded that Mr. Bitterman has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

H. Paul Dorman was appointed to the Board of Directors on April 18, 2013. Mr. Dorman currently serves as the Chairman and CEO of DFB Pharmaceuticals, a holdings company specializing in investing in and operating pharmaceutical businesses. Since 1990, Mr. Dorman has also served as the Chairman and CEO of DPT Laboratories, a contract manufacturer and developer of pharmaceutical products. During that time, Mr. Dorman expanded DPT into a portfolio of healthcare companies that provides services and proprietary branded pharmaceutical products to the global market. Prior to acquiring DPT, Mr. Dorman was employed by Johnson & Johnson for 12 years, where he served in various positions, including Vice President and as a member of the board of directors. Prior to Johnson & Johnson, Mr. Dorman was employed by Baxter-Travenol, a large pharmaceuticals company. Mr. Dorman holds a B.S. degree in Mechanical Engineering from Tulane University and a Juris Doctor of Law from Loyola University. Based on Mr. Dorman’s experience through his roles as Chairman and CEO and his deep understanding of the pharmaceutical industry in holding executive positions at large public companies, the Nominating Committee concluded that Mr. Dorman has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

Curtis A. Lockshin, Ph.D. was appointed to the Board of Directors on April 18, 2013. Since February 2013, Dr. Lockshin has served as a consultant to OPKO Health, Inc., a multinational pharmaceutical and diagnostics company. Dr. Lockshin served as Vice President, Corporate R&D Initiatives for OPKO from 2011 until he assumed the position of consultant in 2013. Since 2011, Dr. Lockshin has also served as a member of the board of directors for ChromaDex, Inc., a natural products company engaged in the dietary supplement, food & beverage, cosmetic, and pharmaceutical industries. From 2009 to 2012, Dr. Lockshin served as a member of the board of directors for Sorrento Therapeutics, Inc., a development-stage biopharmaceutical company. Since April 2004, Dr. Lockshin has also served as a member of the board of directors of the Ruth K. Broad Biomedical Research Foundation. The foundation is a Duke University Support Corporation that supports basic research related to Alzheimer’s disease and neurodegeneration via intramural, extramural, and international grants. Since 2003, Dr. Lockshin has worked as an independent consultant, focusing on small private companies in the healthcare, biotechnology, and security sectors. From August 2002 to March 2003, Dr. Lockshin held the position of Director of Discovery Biology at Beyond Genomics, Inc. (now BG Medicine, Inc.), a company engaged in the discovery of disease-associated biomarkers and identification of therapeutic targets. Dr. Lockshin held various positions from June 1998 to July 2002 at Sepracor, Inc. (now Sunovion Pharmaceuticals Inc.), a pharmaceutical company that develops therapeutic products for the central nervous system and respiratory disorders. Dr. Lockshin holds a S.B. degree in Life Sciences and a Ph.D. in Biological Chemistry from the Massachusetts Institute of Technology. Based on Dr. Lockshin’s industry knowledge in the biotechnology and pharmaceutical fields and his membership on the board of directors of other public companies, the Nominating Committee concluded that Dr. Lockshin has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

Vote Required

The five nominees who receive the greatest number of affirmative votes of the shares present in person or by proxy will be elected as directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of both nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and has further directed that we submit the selection of BDO for ratification by our stockholders at the Annual Meeting.

The Company is not required to submit the selection of our independent registered public accounting firm for stockholder approval. However, if the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of BDO. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal year 2012 for services rendered by BDO were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by BDO in the fiscal year ended December 31, 2012 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the “Board Committees” section of this Proxy Statement.

BDO has reviewed our interim financial statements since the quarter ended June 30, 2011 and has audited our annual financial statements since the year ended December 31, 2011. Prior to April 27, 2012, fees were billed to and paid by Galena. Representatives of BDO are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by BDO for professional services rendered for the fiscal years ended December 31, 2012 and 2011. These fees are for work invoiced in the fiscal years indicated.

	2012	2011
Audit Fees:
Consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements and the review of the interim financial statements included in the Company’s quarterly reports (together, the “Financial Statements”) and for services normally provided in connection with statutory and regulatory filings or engagements	$116,700	$—
Other Fees:
Audit-Related Fees
Consists of fees billed for assurance and related services reasonably related to the performance of the annual audit or review of the Financial Statements	—	—
Tax Fees
Consists of fees billed for tax compliance, tax advice and tax planning	—	—
All Other Fees
Consists of fees billed for other products and services not described above, which consisted of fees relating to: accounting policy and auditor consent	—	—

Total Other Fees	—	—

Total All Fees:	$116,700	$—

Recommendation

The Board of Directors recommends a vote “FOR” the ratification of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Proxies will be so voted unless stockholders specify otherwise in their proxies.

Vote Required

Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter affirmatively or negatively. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation commencing with our 2013 annual meeting (a so-called “say-on-pay” vote), as well as an advisory vote with respect to whether future say-on-pay votes will be held every one, two or three years, which is the subject of Proposal No. 4.

The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s “named executive officers” described in the Executive Compensation section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors or the Company’s compensation policies as they relate to risk management. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years.

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our stockholders by rewarding short-term and long-term performance and tying compensation to increases in stockholder value. The Compensation Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase stockholder value.

The vote under this Proposal No. 3 is advisory, and therefore not binding on the Company, the Board or our Compensation Committee. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s “named executive officers” as such compensation is described in the Executive Compensation section, including the tabular disclosure regarding such compensation and the accompanying narrative disclosure, set forth in the Company’s definitive proxy statement for the 2013 Annual Meeting of Stockholders.

Recommendation

The Board of Directors recommends a vote “FOR” approval of the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

Vote Required

Because this proposal is an advisory vote, there is technically no minimum vote requirement for the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE

Background

We are also required by the Dodd-Frank Act to provide stockholders with a separate advisory (non-binding) vote for the purpose of asking stockholders to express their preference for the frequency of future say-on-pay votes. Stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. We are required to solicit stockholder votes on the frequency of future say-on-pay proposals at least once every six years, although we may seek stockholder input more frequently.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 4:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, holding an advisory vote to approve the compensation of the Company’s named executive officers every three years.”

This vote, like the say-on-pay vote itself, is not binding on the Board. The Board believes that it is most appropriate to hold a say-on-pay vote once every three years. Our executive compensation programs are intended to have a focus that is longer than the current year for which compensation is paid. As a result, the Board believes that our executive compensation programs should be evaluated over a period longer than one year because our programs are designed to measure and reward performance over time, and three years is an appropriate period over which to evaluate the effectiveness of those programs.

While we recognize that there are many views on the appropriateness of any interval of frequency, we believe that conducting an annual advisory vote on executive compensation may unnecessarily focus on short-term performance. However, if a majority of votes are cast in favor of an interval other than three years, the Board intends to consider the votes cast and evaluate the frequency with which an advisory vote on executive compensation will be submitted to shareholders in the future. Even if a majority of votes are cast in favor of a three-year frequency, if our executive compensation program is materially changed in any year, the Board intends to present a say-on-pay vote at the next annual meeting even if it would otherwise not be scheduled.

Recommendation

The Board of Directors recommends a vote for “THREE YEARS” as the frequency of future say-on-pay votes. Proxies will be so voted unless stockholders specify otherwise in their proxies.

Vote Required

Because this proposal is an advisory vote, there is there is technically no minimum vote requirement for the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5

AMENDMENT AND RATIFICATION OF THE 2012 RXi PHARMACEUTICALS CORPORATION LONG TERM INCENTIVE PLAN

Background

The Board of Directors has authorized an amendment to the 2012 RXi Pharmaceuticals Corporation’s Long Term Incentive Plan (as amended, the “2012 Incentive Plan”), subject to shareholder approval. The amendment will increase the number of shares of common stock reserved for issuance upon exercise of options granted under the Incentive Plan by 60,000,000 to a total of 150,000,000 shares. Additionally, approval of this proposal will serve as ratification of the 2012 Incentive Plan for purposes of satisfying the stockholder approval requirement of Section 162(m) of the Internal Revenue Code (the “Code”), as more fully described below.

On the Record Date, the last reported sale price of the Company’s common stock on the OTCQB was $0.2395 per share.

Summary of the 2012 RXi Pharmaceuticals Corporation Long Term Incentive Plan

On January 23, 2012, our board of directors and our sole stockholder adopted the RXi Pharmaceuticals Corporation 2012 Long Term Incentive Plan. Under the 2012 Incentive Plan, we may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted and unrestricted stock and stock unit awards and other stock- or cash-based awards. A maximum of 90,000,000 shares of common stock are currently authorized for issuance and available for future grants under our 2012 Incentive Plan, including the grants of stock options to be made to Drs. Cauwenbergh and Pavco as provided in our employment agreements with them. Upon approval of this Proposal No. 5, the maximum number of shares of common stock authorized for issuance and available for future grants under our 2012 Incentive Plan would increase to 150,000,000. Our Compensation Committee currently acts as the administrator of our 2012 Incentive Plan.

The administrator has the power to select participants from among the key employees, directors and consultants of and advisors to the Company, establish the terms, conditions and vesting schedule, if applicable, of each award and to accelerate vesting or exercisability of any award. The administrator may at any time modify or amend the 2012 Incentive Plan or any award made thereunder in any respect, except where a participant’s approval is required by law or where such termination or modification or amendment affects materially and adversely the rights of a participant under a previously granted award and such participant’s consent has not been obtained. Amendments to the Plan require stockholder approval only if (i) stockholder approval is required under the rules of the applicable stock exchange on which the Stock is admitted to trading, and (ii) it would reduce the exercise price of any Stock Option previously granted under the 2012 Incentive Plan or otherwise constitute a repricing.

The administrator has the power under the 2012 Incentive Plan to grant a variety of types of awards. This summary describes the most common types of award: stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, and stock-based performance awards.

Stock Options. Stock options give a participant the right to purchase shares of stock within a specified period of time at an exercise price determined by the administrator. The administrator may require that a participant satisfy time- and/or performance-based vesting requirements before being able to exercise the stock option. Two types of stock options may be awarded under the Plan: incentive stock options (“ISOs”) and non-qualified options (“NQOs”). ISOs are subject to special tax rules as described below.

Stock Appreciation Rights (“SARs”). A SAR entitles a participant to receive stock or cash equal in value to the excess of the fair market value of the shares of stock subject to the SAR on the date of exercise over the fair market value of those shares on the date of grant. The administrator may require that a participant satisfies time- and/or performance-based vesting requirements before being able to exercise the SAR.

Whether a SAR is settled in shares of stock or in cash (or a combination) will be determined by the terms of the award. In the case of stock-settled SARs, cash will be paid in lieu of any fractional shares.

Restricted Stock. The term “restricted stock” refers to stock that is awarded in connection with services and that, while it is restricted, may not be transferred or pledged and may be required to be forfeited to the Company or sold back to the Company for less than fair market value if specified conditions are not satisfied (for example, time- or performance-based vesting requirements). A participant who is awarded restricted stock may be required to pay a purchase price for the shares or may be awarded the shares free of charge. The date or dates on which or the circumstances in which the award vests will be determined by the administrator and will be specified in the award unless the administrator accelerates vesting.

Unrestricted Stock. The term “unrestricted stock” as used in the 2012 Incentive Plan refers to stock that is awarded for past services or other lawful consideration. Unrestricted stock is not subject to Plan-based vesting conditions or forfeiture.

Restricted Stock Units (“RSUs”). An RSU is a conditional promise to deliver shares of stock or a cash amount of equivalent value in the future. Vesting and delivery of stock or cash in lieu of stock are subject to the satisfaction of conditions (for example, time- or performance-based vesting requirements) specified in the award. A participant receiving a restricted stock award becomes the owner of the shares at the time of grant, even though the shares may be required to be forfeited if the vesting conditions are not satisfied.

Performance Awards. The term “performance award” is used in the 2012 Incentive Plan to describe any award that is subject to the satisfaction of specified performance criteria in addition to other conditions that may be imposed by the administrator. For example, the term “performance award” would apply to an award under which a participant earns the right to a payout in stock or cash only if specified earnings targets are met. The performance criteria used in connection with a particular performance award will be determined by the administrator and specified in the award. The administrator determines whether the performance targets or goals that have been specified for a particular award have been satisfied.

Mergers and Similar Transactions

In the event of a change of control in which there is an acquiring or surviving entity, the administrator may provide for the assumption or substitution of some or all of the outstanding awards by the acquiror or survivor. In the absence of an assumption or substitution, the administrator may provide that each stock option will become fully exercisable prior to the transaction on a basis that gives the holder of the stock option a reasonable opportunity as determined by the administrator, to participate as a stockholder in the transaction following exercise, and the stock option will terminate upon consummation of the transaction. In the case of restricted stock, the administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such stock in connection with the transaction be placed in escrow or otherwise made subject to such restrictions as the administrator deems appropriate.

Upon termination of employment of an employee, the unvested portion of any stock option generally, and with exceptions, will terminate and the balance, to the extent exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such stock option could have been exercised.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the grant and exercise of stock options under the 2012 Incentive Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with stock options or federal tax consequences associated with other awards under the 2012 Incentive Plan, nor does it cover state, local or non-U.S. taxes.

Stock Options. In general, the grant of a stock option does not itself result in taxable income. Taxable income also does not result merely because a stock option becomes exercisable. However, a participant may have taxable income upon exercising a stock option and may have further tax consequences when disposing of the stock purchased upon exercise.

NQOs. A participant exercising an NQO realizes ordinary income equal to the excess of the value of the stock purchased over the exercise price. This excess is sometimes referred to as the “option spread.” Any subsequent sale of shares purchased upon exercise of an NQO may result in a capital gain or loss. A participant who sells stock at a loss is generally entitled to claim a loss for tax purposes, although the tax rules do not allow a loss on so-called wash sales and sales to certain related parties – for example, a family member. The amount of gain or loss recognized on any sale will depend on the participant’s tax basis in the stock. Where the stock option exercise price is paid entirely in cash, including cash generated through a broker-assisted market sale, the participant’s tax basis includes the amount of cash paid plus any additional ordinary income realized upon exercise of the stock option.

ISOs. Different rules apply to ISOs. A participant does not have ordinary income upon exercise of an ISO. However, exercise of an ISO increases the participant’s alternative minimum taxable income by an amount equal to the option spread. This increase may give rise to an alternative minimum tax liability. Whether exercise of an ISO gives rise to an alternative minimum tax liability will turn on a number of factors, including the size of the option spread relative to the participant’s overall income. The rules for determining alternative minimum tax liability require the participant to compute alternative minimum taxable income in excess of certain exemption amounts and then apply the applicable alternative minimum tax rate. If the resulting tax amount is greater than the tax computed under the ordinary method, the participant owes the alternative minimum tax. A participant who is required to pay the alternative minimum tax by reason of exercising an ISO may be able to credit a portion of the alternative minimum tax against regular tax liability in subsequent years.

Shares purchased upon exercise of an ISO are subject to special holding period rules. If a participant holds shares received upon exercise of an ISO (“ISO shares”) for at least two years from the date the stock option was granted to and at least one year after exercise, any gain or loss that is recognized for tax purposes upon a subsequent sale of the ISO shares will be treated as a long-term capital gain or loss. However, a disposition of ISO shares within either of these special holding periods, a so-called “disqualifying disposition,” will have the following consequences:

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The disqualifying disposition will produce ordinary income. The general rule is that a participant must include as ordinary income, in the year of the disposition, an amount equal to the option spread at the time of exercise. A special rule limits a participant’s ordinary income to the gain, if any, on sale where the shares are sold for less than what they were worth at the time of exercise. This special rule does not apply where the sale is to a related party and in certain other circumstances, nor does it apply where the participant disposes of the shares other than by sale, for example, by gifting them to charity. Any additional gain recognized in a sale will be treated as long-term capital gain if the participant has held the ISO shares for more than one year; otherwise it will be treated as short-term capital gain that is taxable at rates applicable to ordinary income.

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A disqualifying disposition of shares received upon exercise of an ISO that takes place in the same year as the increase in alternative minimum taxable income attributable to the ISO exercise has the effect of eliminating the alternative minimum taxable income attributable to the exercise.

Except for alternative minimum tax purposes, a participant’s “tax basis” in ISO shares, used in measuring any capital gain or loss upon a sale or exchange, will include any ordinary income realized by reason of a disqualifying disposition.

The rules described above for ISOs assume that a participant exercises the ISO while an employee of the Company or within three months following termination of employment (one year following termination, if termination occurred by reason of total and permanent disability), even if the participant continues in service in a non-employee capacity. If a participant exercises an ISO after the expiration of these periods, the stock option will be treated for tax purposes as a non-ISO. ISOs granted to a participant under plans of the Company are also treated as non-ISOs for tax purposes to the extent that, in the aggregate, they first become exercisable in any calendar year for shares of stock having a fair market value, determined at time of grant, in excess of $100,000.

SARs. The grant of SARs will not result in taxable income to a participant. Upon the exercise of a SAR, a participant will recognize ordinary income in an amount that equals the fair market value of any shares of stock (or cash, in the case of cash-settled SARs) the participant receives. Upon a taxable sale or exchange of any stock received on exercise, any recognized gain or loss will be treated as a capital gain or loss, either short-term or long-term depending on how long the participant has held the shares following exercise.

Restricted Stock. A participant who is awarded or purchases shares of restricted stock normally does not have income until the restriction (the risk of forfeiture) lapses. When the risk of forfeiture lapses, the participant will have ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any.

A participant may make a special election under Section 83(b) of the Code to be taxed on restricted stock at the time it is acquired rather than later, when the substantial risk of forfeiture lapses. The so-called “83(b) election” must be made not later than thirty (30) days after the transfer of the shares to the participant and must satisfy certain other requirements. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition, less any price paid for the shares. Fair market value for this purpose is to be determined without regard to the forfeiture restrictions. If a participant makes an effective 83(b) election, no additional income will result by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of stock awarded to a participant, the participant’s holding period in the shares begins when he or she realizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares (if anything) plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election in connection with an award or purchase of stock subject to a substantial risk of forfeiture and later forfeit the shares, any tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) reimbursed in connection with the forfeiture.

Unrestricted Stock. If a participant is awarded or purchases shares of unrestricted stock, the participant will have ordinary income equal to the excess of the fair market value of the shares over the purchase price, if any, at the time the participant acquires the shares. For purposes of determining capital gain or loss on a sale of the stock, the participant’s holding period in the shares begins at the time you acquire the shares. A participant’s tax basis in the shares equals the amount paid for the shares (if anything) plus any income realized with respect to the transfer.

RSUs. A promise by the Company to transfer shares of stock to a participant in the future does not itself result in taxable income to the participant. When the shares are finally delivered, the participant will have ordinary income equal to the value of the shares at that time unless the shares are restricted for tax purposes. If the shares themselves are restricted for tax purposes, the participant will instead be subject at that time to the rules described above for restricted stock.

Performance-Based Awards. No special tax consequences to a participant follow from the use of performance criteria. Where stock is transferred upon the satisfaction of specified performance goals, the participant will have ordinary income equal to the value of the shares at that time unless the stock is restricted stock. If the shares delivered to a participant are shares of restricted stock, or if restrictions on previously awarded shares of restricted stock are lifted in connection with the satisfaction of performance criteria, the rules described above for restricted stock will apply.

Withholding. Under the 2012 Incentive Plan, the administrator will prescribe such rules for the withholding of taxes as it deems necessary. The administrator may, but need not, hold back shares of stock from an award or permit a participant to tender previously owned shares of stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law). If an award is made to a participant in connection with employment, any ordinary compensation income resulting from transfers of cash or stock under the award will generally be subject to tax withholding. However, the ordinary income associated with a disqualifying disposition of ISO shares is not subject to withholding.

Company Deductions. In general, a deduction will be available to the Company for any ordinary compensation income realized by a participant under an award. The deduction will be available in the same year as the year in which the participant realizes the income for income tax purposes. In general, the Company is not entitled to a deduction for any dividends paid to its stockholders. However, if stock has been transferred under the Plan subject to a substantial risk of forfeiture, and if no effective 83(b) election has been made, dividends on the stock would be treated as deductible compensation until such time as the substantial risk of forfeiture lapses.

Section 409A of the Internal Revenue Code. Section 409A of the Code applies to nonqualified deferred compensation plans, which could include awards under the 2012 Incentive Plan. Where it applies, Section 409A requires compliance with detailed payment-timing and deferral-election rules, among others, and in cases of noncompliance can result in acceleration of taxable income plus an additional 20% federal income tax (plus, in some cases, a further tax in the nature of interest). Awards under the 2012 Incentive Plan are intended either to comply with, or be exempt from, the requirements of Section 409A. However, none of the Employer, the administrator or any person acting on their behalf will be liable to any person for any adverse tax consequences resulting from an award’s failure to comply with Section 409A.

Section 162(m) of the Code. Under Section 162(m) of the Code, remuneration in excess of $1 million may be nondeductible if paid to any “covered employee” of a publicly held corporation (generally the corporation’s chief executive officer and its next three most highly compensated executive officers, excluding the chief financial officer, for the year for which the compensation would otherwise be deductible). However, qualifying performance-based compensation that is paid under a compensation plan approved by stockholders is exempt from this deduction limit. Stockholder approval of this Proposal 5 is intended to satisfy the stockholder approval requirement set forth in Section 162(m). Subject to approval of this proposal, stock options issued under the 2012 Incentive Plan are intended to qualify for the performance-based exemption, which may also apply to other performance-based 2012 Incentive Plan awards. If this proposal is not approved, then awards under the 2012 Incentive Plan will not be eligible for the exemption in Section 162(m) for qualifying performance-based compensation until such time as the plan receives a favorable stockholder vote.

Parachute Payments. The Code also imposes an additional 20% tax on, and denies a deduction for, certain payments in the nature of compensation that are made in connection with a change in control (“change in control payments”). These tax consequences, where applicable, apply to change in control payments that exceed an individual’s “base amount” – generally, three times the average annual taxable compensation of the individual determined over the preceding five years. They do not apply where an individual’s total change in control payments are less than three times his or her base amount. The grant or vesting of awards under the Plan, to the extent contingent, or presumed under applicable Code rules to be contingent, upon a change in control of the Company, may be required to be taken into account as change in control payments, whether or not they result in currently taxable income.

Recommendation

The Board recommends a vote “FOR” amending and ratifying the 2012 RXi Pharmaceuticals Corporation Long Term Incentive Plan.

Vote Required

This proposal must be approved by a majority of the votes cast on the matter affirmatively or negatively. As a result, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ. Although the Company’s common stock is not listed on NASDAQ, the Board uses the definition of independence from the NASDAQ listing standards to assess independence of our directors. The Company also considers each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Dr. Cauwenbergh, are independent. It was determined that Dr. Cauwenbergh lacks independence because of his status as the Company’s President and Chief Executive Officer.

Code of Business Conduct and Ethics

We believe that our Board and committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics may only be granted by the Board or the Corporate Governance Committee and will be publicly announced promptly in our SEC filings. In furthering our commitment to these principles, we invite you to review our Code of Business Conduct and Ethics and other corporate governance materials located on our website at www.rxipharma.com.

Stockholder Communications

Generally, stockholders who have questions or concerns regarding the Company should contact our Investor Relations department at (508) 929-3646. However, any stockholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board, RXi Pharmaceuticals Corporation, 1500 West Park Drive, Suite 210, Westborough, MA 01581. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During fiscal year 2012, our Board met five times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he was a member in our last fiscal year. During fiscal year 2012, our Board formed an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Nominating Committee. All members of the Audit, Compensation, Corporate Governance and Nominating Committees are non-employee directors who are deemed independent.

Although the Company has no formal policies regarding director attendance at annual meetings, it does expect that all members of the Board will attend the 2013 Annual Meeting.

Board Leadership Structure and Role in Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are separated, which allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the

Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. Our Board also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

While our Bylaws do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our separated Chairman and Chief Executive Officer positions are augmented by our independent Board committees that provide appropriate oversight in the areas described below. At executive sessions of independent directors, these directors speak candidly on any matter of interest, which may be with or without the Chief Executive Officer present. The Board of Directors met in executive session two times in 2012. We believe this structure provides consistent and effective oversight of our management and the Company.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

Board Committees

Audit Committee. As of the Record Date, the Audit Committee was comprised of Messrs. Brownlie (Chairman) and Bitterman. The Audit Committee selects the Company’s independent registered public accounting firm, approves its compensation, oversees and evaluates the performance of the independent registered public accounting firm, oversees the accounting and financial reporting policies and internal control systems of the Company, reviews the Company’s interim and annual financial statements, independent registered public accounting firm reports and management letters and performs other duties, as specified in the Audit Committee Charter, a copy of which is available on the Company’s website at www.rxipharma.com. The Audit Committee met two times in fiscal year 2012. All members of the Audit Committee satisfy the current independence and experience requirements of Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Board has determined that Mr. Brownlie is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. These independence and experience requirements have been voluntarily assumed pursuant to the terms of the Audit Committee charter.

Compensation Committee. As of the Record Date, the Compensation Committee was comprised of Messrs. Bitterman (Chairman) and Brownlie. The Compensation Committee determines compensation levels for the Company’s executive officers and directors, oversees administration of the Company’s equity compensation plans and performs other duties regarding compensation for employees and consultants as the Board may delegate from time to time. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the corporate and individual performance goals and objectives relevant to executive compensation and executives’ performance in light of such goals and objectives, and recommends other executives’ compensation levels to the Compensation Committee based on such evaluations. The Compensation Committee considers these recommendations and then makes an independent decision regarding officer compensation levels and awards. The Compensation Committee did not meet in fiscal year 2012. A copy of the

Compensation Committee charter is available on the Company’s website at www.rxipharma.com. All members of the Compensation Committee satisfy the current NASDAQ independence standards, and each member of the Committee qualifies as an “outside director” and “non-employee director” as defined by Section 162(m) of the Internal Revenue Code and Rule 16b-3 of the Exchange Act, respectively. These independence requirements have been voluntarily assumed pursuant to the terms of the Compensation Committee charter.

Corporate Governance Committee. As of the Record Date, the Corporate Governance Committee was comprised of Messrs. Brownlie (Chairman) and Bitterman. The Corporate Governance Committee oversees the Company’s corporate governance principles and develops and implements policies and processes regarding corporate governance matters. The Corporate Governance Committee did not meet in fiscal year 2012. A copy of the Nominating and Governance Committees charter is available on our website at www.rxipharma.com. All members of the Corporate Governance Committee satisfy the current NASDAQ independence standards. These independence standards have been voluntarily assumed pursuant to the terms of the Committee’s charter.

Nominating Committee. As of the Record Date, the Nominating Committee was comprised of Messrs. Bitterman (Chairman) and Brownlie. The Nominating Committee reviews potential director nominees and recommends nominees to the Board. The Nominating Committee did not meet in fiscal year 2012. A copy of the Nominating and Governance Committees charter is available on our website at www.rxipharma.com. All members of the Governance Committee satisfy the current NASDAQ independence standards. These independence standards have been voluntarily assumed pursuant to the terms of the Committee’s charter.

The Board has not yet determined the committees on which Mr. Dorman and Dr. Lockshin will serve.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our current executive officers and key employees and their respective ages and positions as of the Record Date are set forth in the following table. Biographical information regarding each executive officer and key employee who is not also a director is set forth following the table. Biographical information for Dr. Cauwenbergh is set forth above under Proposal No. 1 (Election of Directors).

Name	Age	Position
Geert Cauwenbergh, Dr. Med. Sc.	59	President and Chief Executive Officer
Pamela Pavco, Ph.D.	56	Chief Development Officer

Pamela Pavco, Ph.D. Dr. Pavco currently serves as our Chief Development Officer. Prior to this, Dr. Pavco served as our Senior Vice President of Pharmaceutical Development from September 24, 2011 until April 2012. From March 2007 to September 24, 2011, she served as the Vice President of Pharmaceutical Development of Galena Biopharma, Inc. Dr. Pavco has over 20 years of research and development experience in oligonucleotides. Dr. Pavco was Senior Director, Research and Development Project Management at Sirna Therapeutics, Inc., from 2002 until 2006, when it was acquired by Merck & Co., Inc. for $1.1 billion. While at Sirna, she was responsible for the discovery research and development of Sirna-027, the first chemically modified siRNA to enter clinical trials. Dr. Pavco also managed Sirna’s alliance with Allergan, Inc. that was initiated to continue discovery research in the area of ophthalmology and take Sirna-027 forward into Phase 2 clinical studies. While at Sirna, Dr. Pavco served in various additional capacities, including Director of Biology Research and Director of Pharmacology and she also managed numerous corporate collaborations and internal programs focusing on the development of therapeutic oligonucleotides in the fields of oncology, anti-angiogenesis, hepatitis, respiratory disease and Huntington’s disease. Dr. Pavco has authored numerous scientific articles and contributed to approximately 58 patents and patent applications in the oligonucleotide therapeutics field. Dr. Pavco received a Ph.D. in Biochemistry from Virginia Commonwealth University in 1983 and did her post-doctoral work at Duke University. She is a member of the American Association of Cancer Research and the Association for Research and Vision in Ophthalmology.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Agreements with Galena Biopharma, Inc (“Galena”)

Prior to the completion of our spin-off from Galena, Galena was the owner of all of our outstanding capital stock. On September 24, 2011, we entered into a contribution agreement with Galena pursuant to which:

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Galena assigned and contributed to us substantially all of its RNAi-related technologies and assets, which consist primarily of novel RNAi compounds and licenses from Dharmacon, Inc., Northwestern University, the Carnegie Institute of Washington, and the University of Massachusetts Medical School relating to its RNAi technologies, as well as the lease of its former Worcester, Massachusetts laboratory facility, fixed assets and other equipment located at the facility and its employment arrangements with certain scientific, corporate and administrative personnel who have become our employees, as well as research grants from the National Institute of Neurological Disorders and Stroke, National Institute of Allergy and Infectious Diseases, and the National Institute of General Medical Sciences of approximately $800,000 that were subject to the approval of the granting institutions, which was received in 2012; and

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We agreed to assume certain accrued expenses of the RXI-109 development program and all future obligations under the contributed licenses, employment arrangements and other agreements, and we agreed to make future milestone payments to Galena of up to $45 million, consisting of two one-time payments of $15 million and $30 million, respectively, if we achieve annual net sales equal to or greater than $500 million and $1 billion, respectively, of any covered products that may be developed with the contributed RNAi technologies.

Advirna Agreement

As part of the transactions contemplated by the contribution and securities purchase agreements, on September 24, 2011, we entered into agreements with Advirna, pursuant to which:

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Advirna assigned to us its existing patent and technology rights related to sd-rxRNA® technology in exchange for our agreement to pay Advirna an annual $100,000 maintenance fee and a one-time $350,000 milestone payment upon the future issuance of the first patent with valid claims covering the assigned patent and technology rights;

•	We are required to pay a 1% royalty to Advirna for any licensing revenue received by us with respect to future licensing of the assigned Advirna patent and technology rights;

•	We have granted back to Advirna a license under the assigned patent and technology for fields of use outside the fields of human therapeutics and diagnostics; and

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We agreed to issue to Advirna, upon the completion of the spin-off transaction, shares of our common stock equal to approximately 5% of the fully diluted shares of RXi common stock assuming the conversion in full of all outstanding Series A Preferred Stock.

See “Business — Intellectual Property — License Agreements; Advirna” on pages 10 and 11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for more information about our license from Advirna.

Anastasia Khvorova, Ph.D., our former Senior Vice President and Chief Scientific Officer, is a director and 50% owner of Advirna. Dr. Khvorova’s husband is the other director and 50% owner of Advirna.

Review and Approval of Related Party Transactions

Our Board of Directors has a policy to review and approve all transactions with directors, officers and holders of more than 5% of our voting securities and their affiliates. The policy provides that, prior to board consideration of a transaction with such a related party, the material facts as to the related party’s relationship or interest in the transaction must be disclosed to the board, and the transaction will not be considered approved by the board unless a majority of the directors who are not interested in the transaction (if applicable) approve the transaction. Furthermore, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction must be disclosed to the stockholders, who must approve the transaction in good faith.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our “officers” (as defined in Rule 16a-1(f) under the Exchange Act) and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). The Company’s officers, directors and greater-than-10% stockholders did not become subject to the requirements of Section 16(a) until March 1, 2013, and therefore no reports were required to be filed by them in fiscal year 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2012, regarding the Company’s 2012 Long Term Incentive Plan, as well as other stock options and warrants previously issued by the Company as compensation for services.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	63,847,938	$0.10	26,152,062
Equity compensation plans not approved by security holders	—	$—	—
Total	63,847,938	$0.10	26,152,062

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock for (i) each of our directors, (ii) each of our “named executive officers,” as defined in the Executive Compensation section below, (iii) all of our directors and executive officers as a group and (iv) persons known to us to beneficially own more than 5% of our outstanding common stock. The following information is presented as of April 1, 2013 or such other date as may be reflected below.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options or warrants that are exercisable within 60 days of April 1, 2013 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o RXi Pharmaceuticals Corporation, 1500 West Park Drive, Suite 210, Westborough, MA 01581.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent of Class(2)
Greater than 5% Holders
OPKO Health, Inc.(3)	67,241,380	20.910%
Broadfin Capital, LLC(4)	31,034,483	9.650%
Advanced RNA Technologies, LLC(5)	41,259,266	12.830%
Galena Biopharma, Inc.(6)	33,476,595	10.400%
Tang Capital Partners, LP(7)	32,159,497	9.999%
RTW Investments, LLC(8)	14,186,638	4.410%

Directors, Officers and Named Executive Officers:
Mark J. Ahn(9)	61,289	*
Anastasia Khvorova, Ph.D.(10)	41,259,266	12.830%
Geert Cauwenbergh, Dr. Med. Sc.	9,500,366	2.950%
Keith L. Brownlie	750,000	*
Robert J. Bitterman	750,000	*
H. Paul Dorman	—	*
Curtis A. Lockshin, Ph.D.	—	*
Pamela J. Pavco, Ph.D.	6,976,160	2.170%
All current directors and executive officers as a group (six persons)	17,976,526	5.590%

*	Indicates less than 1%.
(1)

Represents shares of common stock and shares of restricted stock held as of April 1, 2013 plus shares of common stock that may be acquired upon exercise of options, warrants and other rights exercisable within 60 days of April 1, 2013.

(2)

Based on 321,627,134 shares of the registrant’s Common Stock that were issued and outstanding as of April 1, 2013. The percentage ownership and voting power for each person (or all directors and executive officers as a group) is calculated by assuming the exercise or conversion of all options, warrants and convertible securities exercisable or convertible within 60 days of April 1, 2013 held by such person and the non-exercise and non-conversion of all outstanding warrants, options and convertible securities held by all other persons.

(3)	Based solely on a Schedule 13G filed with the SEC on March 22, 2013. The address for OPKO Health, Inc. is 4400 Biscayne Boulevard, Miami, Florida 33137.
(4)

Based solely on a Schedule 13G filed with the SEC on March 19, 2013. Voting and dispositive power with respect to the shares is shared with Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler. Kevin Kotler is the Managing Member of Broadfin Capital, LLC and Director of Broadfin Healthcare Master Fund, Ltd. The address for Broadfin Capital, LLC is 237 Park Avenue, Suite 900, New York, New York 10017.

(5)

Based solely on a Form 3 filed with the SEC on March 19, 2013. Advanced RNA Technologies, LLC is also known as Advirna, LLC. The address for Advanced RNA Technologies, LLC is 1 Kendall Square, Cambridge, MA 02139.

(6)	Based solely on a Form 3 filed with the SEC on March 1, 2013. The address for Galena is 310 N. State Street, Suite 208 Lake Oswego, Oregon 97034.

(7)

Based solely on a Schedule 13G filed with the SEC on March 18, 2013. Represents 27,500,000 shares of common stock and 4,659,497 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock that are owned of record by TCP. In accordance with the conversion limitation contained within the Series A Preferred Stock Certificate of Designations, in no event may TCP convert shares of Series A Preferred Stock into shares of our common stock if such conversion would result in beneficial ownership of more than 9.999% of the then issued and outstanding shares of our common stock. This conversion limitation may not be waived and any purported conversion that is inconsistent with this conversion limitation is null and void. Tang Capital Management, LLC is the general partner of TCP. Kevin C. Tang is the Managing Director of Tang Capital Management, LLC. Mr. Tang shares voting and investment power over the shares shown with TCP and Tang Capital Management, LLC and, as such, may be deemed to be a beneficial owner of such shares. Mr. Tang disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for each of TCP, Tang Capital Management, LLC and Mr. Tang is c/o Tang Capital Partners, LP 4747 Executive Drive, Suite 510, San Diego, California 92121.

(8)

Based solely on a Schedule 13G filed with the SEC on July 9, 2012. Represents shares of common stock issuable upon the conversion of shares of Series A Preferred Stock that are owned of record by RTW. In accordance with the conversion limitation contained within the Series A Preferred Stock Certificate of Designations, in no event may RTW convert shares of Series A Preferred Stock into shares of our common stock if such conversion would result in beneficial ownership of more than 9.999% of the then issued and outstanding shares of our common stock. This conversion limitation may not be waived and any purported conversion that is inconsistent with this conversion limitation is null and void. Roderick T. Wong is the Managing Member of RTW Investments, LLC. Mr. Wong has sole voting and investment power over the shares shown and, as such, may be deemed to be a beneficial owner of such shares. The address for each of RTW and Mr. Wong is c/o RTW Investments, LLC is 1350 Avenue of the Americas, 28th Floor, New York, New York 10019.

(9)	The address for Dr. Ahn is c/o Galena Biopharma, Inc., 310 N. State Street Suite 208.
(10)

The shares shown are held by Advanced RNA Technologies, LLC. Dr. Khvorova is a director and 50% member of Advanced RNA Technologies, LLC and, as such, may be deemed to be a beneficial owner of the shares held by Advanced RNA Technologies, LLC. Advanced RNA Technologies, LLC is also known as Advirna, LLC. The address for Dr. Khvorova is c/o Advanced RNA Technologies, LLC is 1 Kendall Square, Cambridge, MA 02139.

EXECUTIVE COMPENSATION

The following describes the compensation earned in fiscal 2012 by each of the current and former executive officers identified below in the Summary Compensation Table, who are referred to collectively as our “named executive officers.” Our named executive officers with respect to the fiscal year that ended on December 31, 2012 are Geert Cauwenbergh, Dr. Med. Sc., President, Chief Executive Officer, acting Chief Financial Officer and Director, and Pamela Pavco, Ph.D., Chief Development Officer, Anastasia Khvorova, Ph.D., our former Chief Scientific Officer, and Mark J. Ahn, our former President and Chief Financial Officer. Dr. Ahn served as our President and Chief Financial Officer from September 24, 2011 to April 27, 2012. During that time, Dr. Ahn also served as the President and Chief Executive Officer of Galena and, as a result, was not compensated by us for his services. Anastasia Khvorova and Pamela Pavco became employed by us on September 24, 2011, and Dr. Khvorova served with the Company until April 27, 2012. On April 27, 2012, Dr. Cauwenbergh was appointed our President and Chief Executive Officer concurrent with Dr. Ahn’s resignation.

The principal terms of our employment agreements with Drs. Cauwenbergh, Pavco and Khvorova are described below in the “Executive Compensation — Employment Agreements” section of this proxy statement.

Summary Compensation Table

Name and Principle Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(4)		All Other Compensation ($)		Total ($)
Geert Cauwenbergh, Dr. Med. Sc.(7)	2012	236,769		—	(10)	—		2,114,207		535	(9)	2,351,511
President and Chief Executive Officer
Pamela Pavco, Ph.D.	2012	300,000		—	(10)	—		1,590,561		275	(6)	1,890,836
Chief Development Officer	2011	292,500	(1)	7,255	(1)	—		90,304	(5)	300	(6)	390,359
Anastasia Khvorova, Ph.D.(8)	2012	130,229		—		—		—		75	(6)	130,304
Former Chief Scientific Officer	2011	331,667	(1)	7,326	(1)	50,000	(3)	—		300	(6)	389,293

(1)

The salary and bonus attributable to the period prior to September 24, 2011 were paid by Galena, our predecessor. Drs. Khvorova and Pavco served in the capacities indicated with Galena during that period.

(2)	The amounts shown reflect the grant date fair value computed in accordance with FASB ASC 718 for the indicated year.
(3)	Represents shares of common stock of Galena, our predecessor.
(4)

The amounts shown reflect the grant date fair value computed in accordance with FASB ASC 718 for the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. The assumptions we used in valuing options are described more fully in the “Management’s Discussion and Analysis” section and the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(5)	Represents options to purchase common stock of Galena, our predecessor.
(6)	Represents amounts for the dollar value of life insurance premiums paid.
(7)

Dr. Cauwenbergh was appointed our President and Chief Executive Officer on April 27, 2012, concurrent with Dr. Ahn’s resignation. As such, he received no executive compensation during fiscal 2011, and figures fiscal 2012 are stated as of April 27, 2012.

(8)	Dr. Khvorova served with the Company until April 27, 2012.
(9)	Represents amounts for the dollar value of life insurance premiums paid and $335 as a gross-up for the related tax liability in 2012 in connection with Dr. Cauwenbergh’s health insurance premiums.
(10)	The amount of bonus is expected to be determined on June 7, 2013 at the Annual Meeting.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding equity awards at December 31, 2012 for our named executive officers:

	Option Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
Geert Cauwenbergh, Dr. Med. Sc.(2)	—	34,155,195	$0.085	06/08/2022	34,155,195	$2,561,640
Pamela Pavco, Ph.D.(3)	5,232,120	11,510,623	$0.13	05/04/2022	11,510,623	$863,297
Anastasia Khvorova, Ph.D.	—	—	$—	—	—	$—

(1)	Calculated by multiplying the number of unvested shares by $0.075, the closing price per share of our common stock on the OTCQB on December 31, 2012.
(2)

Dr. Cauwenbergh’s options will vest in a one-quarter installment of 8,538,799 shares on April 27, 2013 and 35 equal monthly installments thereafter of 711,567 shares beginning on May 27, 2013 with the last monthly installment of 711,551 shares on April 27, 2016.

(3)

Dr. Pavco’s option is currently exercisable as to 6,627,352 shares. The remainder of the award will vest in 28 equal monthly installments of 348,808 shares beginning on May 24, 2013 with the last monthly installment of 348,767 shares on September 24, 2015.

Nonqualified Deferred Compensation

We do not have any nonqualified deferred compensation plans.

Employment and Change of Control Agreements

Geert Cauwenbergh, Dr. Med. Sc.

Dr. Cauwenbergh was appointed Chief Executive Officer pursuant to an employment agreement, dated April 27, 2012, pursuant to which he is entitled to receive an initial base salary of $360,000 per annum, as well as a performance bonus of up to 50% of his base salary, subject to the achievement of performance goals to be established annually. On June 8, 2012, Dr. Cauwenbergh received an option entitling him to purchase 34,155,105 shares of Company common stock at an exercise price equal to the fair value of the underlying common stock on the date of grant. The option will vest and become exercisable with respect to one quarter of the underlying shares on April 27, 2013, and then on a ratable basis monthly thereafter over the next three years such that the option is fully vested and exercisable on April 27, 2016.

Dr. Cauwenbergh’s employment agreement provides that, upon termination of Dr. Cauwenbergh’s employment without “cause” (as defined) by us or by Dr. Cauwenbergh for “good reason” (as defined), he will be entitled to payment of: (1) any accrued but unpaid salary, business expenses and unused vacation as of the date of his termination as well as any unpaid bonus compensation awarded for the prior year; (2) six months of salary from the date of termination; and (3) continued participation, at our expense, during the applicable severance period in our sponsored group medical and dental plans. In the event his employment is terminated within twelve months following a “change of control” of RXi, he will be entitled to: (x) twelve months of salary from the date of termination; (y) accelerated vesting of any unvested RXi stock options held by him; and (z) continued participation, at our expense, during the severance period in our sponsored group medical and dental plans.

Anastasia Khvorova, Ph.D.

Dr. Khvorova served as our Senior Vice President and Chief Scientific Officer until April 27, 2012. Under her employment agreement, Dr. Khvorova was entitled to receive an annual salary of $310,000. She was also entitled to receive an option to purchase up to 2% of the fully diluted common stock of RXi. Due to Dr. Khvorova’s termination of employment on April 27, 2012, the option was never granted. Dr. Khvorova received no consideration from RXi in connection with the termination of her employment.

Pamela Pavco, Ph.D.

Dr. Pavco serves as our Chief Development Officer. Under her employment agreement dated September 24, 2011, Dr. Pavco receives an annual salary of $300,000. She also received an option to purchase up to 16,742,743 shares of common stock at an exercise price equal to the fair value of the underlying common stock on the date of grant. The option is subject to vesting in equal monthly installments over the four-year period following the effective date of her employment, which commenced on September 24, 2011, subject to accelerated vesting in some events.

Dr. Pavco’s employment agreement provides that, upon termination of Dr. Pavco’s employment without “cause” (as defined) by us or by Dr. Pavco for “good reason” (as defined), she will be entitled to payment of: (1) any accrued but unpaid salary and unused vacation as of the date of her termination; (2) twelve months (in the event of such termination within twelve months of the effective date of her employment) or six months (in the event of such termination after twelve months from the effective date of her employment), as the case may be, of salary from the date of termination; and (3) continued participation, at our expense, during the applicable severance period in our sponsored group medical and dental plans. In the event her employment is terminated within twelve months following a “change of control” of RXi, she will be entitled to: (x) twelve months of salary from the date of termination; (y) accelerated vesting of any unvested RXi stock options held by her as to 50% of the unvested option shares or the portion of the unvested option shares that would have vested over the following twenty-four months, whichever is greater; and (z) continued participation, at our expense, during the severance period in our sponsored group medical and dental plans.

DIRECTOR COMPENSATION

Dr. Ahn received no compensation from us for his service as our director. Similarly, as our only director who is also an employee, Dr. Cauwenbergh receives no separate compensation for board service.

Non-Employee Director Compensation

Messrs. Brownlie and Bitterman were appointed to the Board on June 18, 2012 and June 19, 2012, respectively. The Company has entered into an agreement with each of Messrs. Brownlie and Bitterman pursuant to which each will receive the following compensation for their service on the Board: (i) an annual retainer of $20,000, payable in quarterly installments of $5,000, (ii) a one-time option grant representing the right to purchase up to 1,000,000 shares of common stock, which options will vest quarterly over a one-year period and will be granted pursuant to the Company’s 2012 Incentive Plan, and (iii) commencing in 2013, an annual option grant representing the right to purchase up to 500,000 shares of common stock, which options will vest quarterly over a one-year period and will also be granted pursuant to the 2012 Incentive Plan.

Mr. Dorman and Dr. Lockshin were each appointed to the Board on April 18, 2013. The Company has entered into an agreement with each of Messr. Dorman and Dr. Lockshin pursuant to which each will receive the following compensation for their service on the Board: (i) an annual retainer of $20,000, payable in quarterly installments of $5,000, (ii) a one-time option grant representing the right to purchase up to 1,000,000 shares of common stock, which options will vest quarterly over a one-year period and will be granted pursuant to the Company’s 2012 Incentive Plan, and (iii) commencing in 2014, an annual option grant representing the right to purchase up to 500,000 shares of common stock, which options will vest quarterly over a one-year period and will also be granted pursuant to the 2012 Incentive Plan.

Non-employee directors are also reimbursed for their travel and reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and in attending continuing education seminars, to the extent that attendance is required by the Board or the committee(s) on which that director serves.

The Compensation Committee and the Board reassesses the appropriate level of equity compensation for non-employee directors on an annual basis. Future equity compensation payments will be determined on a year-by-year basis for the foreseeable future due to the volatility of the Company’s stock price.

The following table shows the compensation paid in fiscal year 2012 to the Company’s non-employee directors:

Director Compensation
Name	Fees Earned or Paid in Cash	Option Awards($)(1)	Total ($)
Keith L. Brownlie	$10,000	52,100	62,100
Robert J. Bitterman	$10,000	58,300	68,300
H. Paul Dorman(2)	$—	—	—
Curtis A. Lockshin, Ph.D.(2)	$—	—	—

(1)

The value of the option awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions we used in valuing options are described more fully in the “Management’s Discussion and Analysis” section and the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)	Mr. Dorman and Dr. Lockshin were appointed to the Board in 2013, and thus received no compensation for Board service in fiscal year 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.rxipharma.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC, which are voluntarily assumed pursuant to the terms of the Audit Committee’s charter.

Other than Mr. Brownlie, the Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the Audit Committee

of the Board of Directors

Keith L. Brownlie, Chairman

Robert J. Bitterman

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the annual meeting. If any other matter is properly brought before the annual meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our corporate secretary in the form prescribed by our Bylaws, as described below.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the 2014 annual meeting proxy materials must be received by the Secretary of the Company no later than January 26, 2014, or otherwise as permitted by applicable law (the “Proxy Deadline”). The form and substance of these proposals must satisfy the requirements established by the Company’s Bylaws and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Additionally, stockholders who intend to present a stockholder proposal at the 2014 annual meeting must provide the Secretary of the Company with written notice of the proposal not fewer than 90 nor more than 120 days prior to the anniversary date of the 2013 annual meeting, provided, however, that if the 2014 annual meeting date is more than 30 days before or after the anniversary date of the 2013 annual meeting, then stockholders must provide notice on or before 10 days after the day on which the date of the 2014 annual meeting is first disclosed in a public announcement. Notice must be tendered in the proper form prescribed by our Bylaws. Proposals not meeting the requirements set forth in our Bylaws will not be entertained at the meeting.

Additionally, any stockholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating Committee, the committee that recommends a slate of nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with a completed and signed biographical questionnaire on or before the Proxy Deadline. Stockholders can obtain a copy of this questionnaire from the Secretary of the Company upon written request. The Nominating Committee is not required to consider director candidates received after this date or without the required questionnaire. The Nominating Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual meeting.

DELIVERY OF PROXY MATERIALS

Our annual report to stockholders for the fiscal year ended December 31, 2012, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for fiscal 2012 and the exhibits thereto are available from the Company without charge upon written request of a stockholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including the proxy statement, annual report and Notice, by delivering a single Notice and, if applicable, a single set of proxy materials to an address shared by two or more Company stockholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one Notice and, if applicable, a single set of proxy materials to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another stockholder and have received multiple copies of our Notice and/or other proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the Notice and, if applicable, other proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the Notice and, if applicable, other proxy materials, as requested, to a stockholder at a shared address to which a single copy of the Notice and/or other proxy materials was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a Notice and, if applicable, other proxy materials either now or in the future, please contact the Company’s Investor Relations department at 1500 West Park Drive, Suite 210, Westborough, MA 01581 or by telephone at (508) 929-3646. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a Notice and, if applicable, other proxy materials either now or in the future, please contact your brokerage firm or bank.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN

THE ENCLOSED PROXY.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 6, 2013.
Vote by Internet
•Go to www.envisionreports.com/RXII
• Or scan the QR code with your smartphone
•Follow the steps outlined on the secured website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Geert Cauwenbergh, Dr. Med. Sc.	☐	☐	02 - Robert J. Bitterman	☐	☐	03 - Keith L. Brownlie	☐	☐

	04 - Curtis A. Lockshin, Ph.D.	☐	☐	05 - H. Paul Dorman	☐	☐

The Board of Directors recommends you vote FOR the Proposals 2, 3, and 5, and 3 YEARS for Proposal 4.

			For	Against	Abstain			For	Against	Abstain

2.	Ratification of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2013.		☐	☐	☐	3.	Advisory (non-binding) vote on the Company’s executive compensation.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain			For	Against	Abstain

4.	Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐	5.	Amendment and Ratification of the 2012 RXi Pharmaceuticals Corporation Long Term Incentive Plan.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark box to the right if	☐
you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — RXi PHARMACEUTICALS CORPORATION

Annual Meeting of Stockholders

June 7, 2013 10:00 a.m.

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Geert Cauwenbergh and Caitlin Kontulis, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RXi Pharmaceuticals Corporation that the stockholder(s) is/are entitled to vote at the 2013 Annual Meeting of Stockholders to be held on June 7, 2013 at 304 Hudson Street, 3rd Floor, New York, New York 10013 10:00 a.m. local time, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxy holders on all other matters that may come before the meeting.

Continued and to be signed on reverse side